Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2013 relating to the financial statements and financial statement schedule which appears in American Superconductor Corporation’s Annual Report on Form 10-K for the year ended March 31, 2014.

/s/ PricewaterhouseCoopers LLP
Boston, MA
August 8, 2014